Exhibit 99.1

Trinsic Announces Financial Results for the Fourth Quarter and Year End 2004; Elects New Directors

TAMPA, Fla.—(BUSINESS WIRE)—March 30, 2005—Trinsic, Inc. (NASDAQ/SC: TRIN), a leading provider of enhanced circuit-switched and IP (Internet protocol) telephony services, today announced its financial results for the fourth-quarter and full-year 2004. For the three-month period ended December 31, 2004, the company reported revenue of $58.3 million compared with $74.5 million for the fourth quarter of 2003, and a net loss of $1.8 million compared with a net loss of $4.5 million for the prior year period. Net loss attributable to common stockholders was $61.3 million, or $2.51 per share, for the fourth quarter versus $9.4 million, or $1.32 per share, for the same quarter in 2003. The company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $3.2 million for the latest quarter, compared with $1.5 million for the fourth quarter of 2003. A full reconciliation of EBITDA to net loss is set forth in the financial tables below.

Revenues for 2004 were $251.5 million compared with $289.2 million for 2003. Net loss for 2004 was $33.6 million compared with a net loss of $16.1 million for 2003, and net loss attributable to common stockholders was $106.5 million, or $9.12 per share, compared with $33.8 million, or $4.77 per share. EBITDA for 2004 was negative $10.5 million compared with a positive $8.5 million for 2003.

Trey Davis, Trinsic’s chief executive officer, commented, “I first need to thank the Trinsic employees who worked so diligently during the past several months. The fourth quarter of 2004 was very challenging for Trinsic, but we substantially accomplished most of our goals. We are very pleased that the company returned to an EBITDA positive position during the fourth quarter. In addition to operating improvements, we completed an exchanged offer for 100% of our preferred stock during the fourth quarter, thus simplifying our balance sheet. We also executed a commercial services agreement with Qwest which will allow Trinsic to continue to provide our traditional circuit-switched telephone services in the Qwest territories.”

Davis concluded, “Despite immense challenges in the communications industry, we are confident that the steps that management has taken, and continues to take, will best position Trinsic to meet those challenges and improve shareholder value.”

Trinsic also reported that Roy Neel and Raymond L. Golden have been elected to its board of directors. Mr. Neel is an Adjunct Professor of Political Science at Vanderbilt University, where he teaches courses in Presidential Transitions and Presidential Leadership. He is also chairman of the Jackson Group, a Washington-based consulting firm specializing in public policy and politics, and a director of Blue State Digital, a leading national online communications firm. He served as President Clinton’s Deputy Chief of Staff, responsible for coordinating all policy and communications activities for the President. From 1994 to 2001, he served as President and Chief Executive Officer of the U. S. Telecom Association, a trade group representing the regional Bell companies and nearly 1,000 local telecom companies. During that period he helped advance major telecom deregulation laws and was an internationally-recognized speaker on telecom issues.

Mr. Golden has spent his entire 38 year career in investment banking. From 1962 to 1987, Mr. Golden served in various capacities at Salomon Brothers, retiring in 1987 as Executive Vice President of Finance and Administration of Salomon, Inc. In 1989, Mr. Golden became a partner of Wolfensohn & Co., an investment banking services firm, and became chairman in 1996 after the firm merged with Bankers Trust. He is a graduate of the Baruch School of Business and Public Administration and received a Master’s degree from the Wharton School. In addition to extensive public speaking and the publishing of several articles and papers on the capital markets, Mr. Golden was appointed Chairman of the Federal Energy Administration’s Finance Advisory Committee. He currently serve s as vice-chair of the National Wildlife Endowment Fund.

“Mr. Neel and Mr. Golden are welcome additions to our board. We look forward to their contributions,” said Davis.

Trinsic is unable to timely file its report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”) without unreasonable effort or expense by the due date of March 31, 2005. The company plans to file for a 15-day extension on Form 12b-25 and expects to file its Form 10-K within that time period.

Consistent with Securities and Exchange and Commission’s Regulation G, the following table provides a reconciliation of Trinsic’s guidance for EBITDA for the fourth quarter of 2004, to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. We have included EBITDA data to assist in understanding our operating results. EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating our financial performance.

	Three Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
Reconciliation of EBITDA with Net Loss	2004	2004
Net loss	$(1,778)	$(33,613)
Interest and other income	(760)	(2,753)
Interest and other expense	1,382	6,111
Depreciation and amortization	4,312	19,764

EBITDA	$3,156	$(10,491)

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in Trinsic’s periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Trinsic’s business, financial condition, and results of operations. Trinsic assumes no obligation to update these forward-looking statements.

About Trinsic

Trinsic offers consumers and businesses enhanced circuit-switched and IP telephony services. All Trinsic products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers’ communications needs intelligently and intuitively. Trinsic is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. Trinsic changed its name from Z-Tel Technologies, Inc. on January 3, 2005. For more information about Trinsic and its innovative services, please visit www.trinsic.com.

Trinsic, Inc. and Subsidiaries
Unaudited Consolidated Statement of Operations Data
(In thousands, except share and per share data)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$58,301	$74,489	$251,477	$289,180

Operating expenses:
Network operations, exclusive of depreciation shown below and amortization shown below	28,024	36,941	123,723	135,531

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales and marketing	6,775	4,721	21,094	19,421
General and administrative	19,574	31,294	112,350	125,765
Asset impairment charge	—	—	—	—
Wholesale development costs	—	—	—	—
Restructuring charge	772	—	4,801	—
Depreciation and amortization	4,312	5,583	19,764	23,449

Total operating expenses	59,457	78,539	281,732	304,166

Operating loss	(1,156)	(4,050)	(30,255)	(14,986)

Nonoperating income (expense):
Interest and other income	760	272	2,753	1,930
Interest and other expense	(1,382)	(683)	(6,111)	(3,071)

Total nonoperating expense	(622)	(411)	(3,358)	(1,141)

Net loss	(1,778)	(4,461)	(33,613)	(16,127)

Less mandatorily redeemable convertible preferred stock dividends and accretion	(2,137)	(4,869)	(15,326)	(17,480)
Less deemed dividend related to beneficial conversion feature	(57,401)	(48)	(57,584)	(186)

Net loss attributable to common stockholders	$(61,316)	$(9,378)	$(106,523)	$(33,793)

Weighted average common shares outstanding	24,416,355	7,128,287	11,676,783	7,079,384

Basic and diluted net loss per share	$(2.51)	$(1.32)	$(9.12)	$(4.77)

Trinsic, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheet Data
(In thousands, except share data)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$1,363	$12,013
Accounts receivable, net of allowance for doubtful accounts of $10,967 and $13,804	27,242	20,605
Prepaid expenses and other current assets	836	3,876

Total current assets	29,441	36,494

Property and equipment, net	27,829	39,069
Intangible assets, net	457	2,287
Other assets	3,609	3,820

Total assets	$61,336	$81,670

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$55,605	$55,442
Deferred revenue	6,264	7,073
Current portion of long-term debt and capital lease obligations	7,536	5,074
Asset based loan	12,934	—

Total current liabilities	82,339	67,589

Long-term deferred revenue	46	361
Long-term debt and capital lease obligations	33	457

Total liabilities	82,418	68,407

Mandatorily redeemable convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 1,771,018 issued; 1,747,684 outstanding (aggregate liquidation value of $158,779)	—	144,282

	December 31,	December 31,
	2004	2003
Commitments and contingencies (Notes 12, 17 and 22)

Stockholders’ deficit:
Common stock, $.01 par value; 30,000,000 shares authorized; 55,253,612 and 7,237,298 shares issued; 55,185,302 and 7,168,988 outstanding	553	73
Notes receivable from stockholders	(3,685)	(1,121)
Unearned stock compensation	(466)	—
Additional paid-in capital	392,488	188,987
Accumulated deficit	(409,894)	(318,880)
Treasury stock, 68,310 shares at cost	(78)	(78)

Total stockholders’ deficit	(21,082)	(131,019)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$61,336	$81,670

CONTACT: Trinsic Inc., Tampa
Andrew Graham, 813-233-4567
agraham@trinsic.com